AMENDMENT

TO

ADMINISTRATION AGREEMENT

This Amendment (the “Amendment”) is made as of December 10, 2012 to the Administration Agreement dated October 1, 2007, as amended December 26, 2008, December 4, 2009 and April 29, 2010 (the “Agreement”), by and between Nomura Partners Funds, Inc., on behalf of its series severally and not jointly (the “Company”), and State Street Bank and Trust Company, a Massachusetts trust company (“State Street”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.	Schedule A. Schedule A to the Agreement is deleted and replaced in its entirety and superseded by the revised Schedule A attached hereto;

2.	Counterparts. This Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative(s) as of the date first written above.

NOMURA PARTNERS FUNDS, INC. ON BEHALF OF EACH OF ITS SERIES SEVERALLY AND NOT JOINTLY	STATE STREET BANK AND TRUST COMPANY

By:	By:
Name:	Name:	Michael F. Rogers
Title:	Title:	Executive Vice President

SCHEDULE A

as of December 10, 2012

Listing of Investment Funds

1.	The Japan Fund (S, A, C, I classes)

2.	Asia Pacific ex Japan Fund (A, C, I classes)

3.	India Fund (A, C, I classes)

4.	Greater China Fund (A, C, I classes)

5.	Global Equity Income Fund (A, C, I classes)

6.	Global Emerging Markets Fund (A, C, I classes)

7.	International Equity Fund (A, C, I classes)

8.	High Yield Fund (A, C, I classes)